Subsidiaries of Walker Financial Corporation

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Name of Subsidiary                                     Equity Interest                     Jurisdiction
------------------                                     ---------------                     ------------
American DataSource, Inc.                                  100.00%                           Delaware
Department Store Photography, Inc.                         100.00%                           New York
National Preplanning, Inc.*                                100.00%                           Delaware
The Three Dimensional Photography Corporation               91.39%                           New York
Kelly Color Laboratories, Inc.                             100.00%                        North Carolina

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*        National Preplanning, Inc. owns a 100.00% equity interest in NPI
         Agency, Inc., an Illinois corporation.

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